Exhibit 23.1
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated November 14, 2024, with respect to the combined statement of revenues and direct operating expenses of certain interests in oil and gas properties, rights, and related assets owned by Upland Exploration, LLC and Upland Operating, LLC included in this Current Report of SandRidge Energy, Inc. on Form 8-K/A. We consent to the incorporation by reference of said report in the Registration Statements of SandRidge Energy, Inc. on Form S-3 (File No. 333-266522) and Form S-8 (File No. 333-214383).

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
November 14, 2024